UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 30, 2018

Aqua America, Inc.

(Exact name of registrant as specified in its charter)

Pennsylvania	001-06659	23-1702594
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

762 West Lancaster Avenue, Bryn Mawr, Pennsylvania		19010-3489
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 610-527-8000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 30, 2018, Aqua America, Inc. (the “Company”) announced that David P. Smeltzer, Executive Vice President, Chief Financial Officer had submitted to the Board of Directors of the Company (the “Board”) his intent to retire in October 2018. The Board accepted his resignation notice. The Company also announced that the Board promoted Daniel J. Schuller, the Company’s Executive Vice President, Strategy and Corporate Development to Executive Vice President, Deputy Chief Financial Officer effective immediately. Mr. Schuller will succeed Mr. Smeltzer as Executive Vice President, Chief Financial Officer upon Mr. Smeltzer’s retirement. In addition, the Board appointed Matthew Rhodes as Executive Vice President, Strategy and Corporate Development to fill the vacancy created by Mr. Schuller’s promotion. Mr. Rhodes is expected to join the Company in June 2018.

Mr. Schuller, age 48, has served as Executive Vice President, Strategy and Corporate Development of the Company since July 2015. Prior to joining the Company, Mr. Schuller was an Investment Principal with J.P. Morgan Asset Management – Infrastructure Investments Group from 2007 until May 2015. In his role as Investment Principal, Mr. Schuller provided strategic leadership as a director of portfolio companies, led financial and operational due diligence for potential acquisitions, determined appropriate capital structures and developed long-range financial projections for the portfolio companies.

Mr. Schuller’s annual base salary as Executive Vice President, Deputy Chief Financial Officer will be $390,631. Mr. Schuller will continue to be eligible to participate in the Company’s Annual Cash Incentive Compensation Plan (the “Cash Plan”). Mr. Schuller’s target annual bonus under the Cash Plan will be 55% of his base salary. Mr. Schuller will continue to be eligible to participate in the Company’s 2009 Omnibus Equity Compensation Plan (the “Omnibus Plan”). Mr. Schuller’s target bonus under the Omnibus Plan is expected to be 85% of his base salary, with two-thirds awarded as performance share units and options and one-third awarded as restricted stock units. The Company and Mr. Schuller entered into a change-in-control agreement in 2015 substantially identical to the form of agreement entered into with other executive officers of the Company and filed with the Company’s SEC filings.

Mr. Rhodes, age 41, served as Managing Director within the Investment Banking Division, Global Natural Resources, of Goldman Sachs & Co. from July 2007 to April 2018. In this role, he provided lead coverage responsibility for over 25 electric and gas utility clients and secondary coverage to an additional five large cap utility clients.

Mr. Rhodes’ annual base salary will be $391,000 on an annualized basis. Mr. Rhodes will be eligible to participate in the Cash Plan. Mr. Rhodes’ target annual bonus under the Cash Plan will be 55% of his base salary. Mr. Rhodes will be eligible to participate in the Omnibus Plan. Mr. Rhodes’ target bonus under the Omnibus Plan is expected to be 85% of his base salary, with two-thirds awarded as performance share units and options and one-third awarded as restricted stock units. Mr. Rhodes will also receive a signing bonus and a new hire equity-based award under the Omnibus Plan on his start date. The Company will enter into a change-in-control agreement with Mr. Rhodes substantially identical to the form of agreement entered into with other executive officers of the Company and filed with the Company’s SEC filings.

Neither Mr. Schuller nor Mr. Rhodes have any family relationships with any of the Company’s directors or executive officers. There are no arrangements or understandings between either of Mr. Schuller or Mr. Rhodes and any other persons pursuant to which Mr. Schuller or Mr. Rhodes was appointed as an executive officer. Neither Mr. Schuller nor Mr. Rhodes has a direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AQUA AMERICA, INC.

May 3, 2018	By:	/s/ Christopher P. Luning
	Name:	Christopher P. Luning
	Title:	Senior Vice President, General Counsel and Secretary

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